EXHIBIT 99B.1

COMBINED STATEMENTS OF OPERATIONS               U S WEST MEDIA GROUP
(UNAUDITED)

					  Quarter Ended
					    March 31,           %
In millions                              1996       1995     Change
- - ----------------------------------------------- ---------- ----------
SALES AND OTHER REVENUES
 Directory and information services        $288       $272       5.9
 Wireless communications                    264        202      30.7
 Cable and telecommunications                57         54       5.6
 Other                                        4          8     (50.0)
				     ---------- ----------
Total sales and other revenues              613        536      14.4
				     ---------- ----------
OPERATING EXPENSES
 Costs of sales and other revenues          199        163      22.1
 Selling, general and
  administrative expenses                   218        197      10.7
 Depreciation and amortization               67         61       9.8
				     ---------- ----------
Total operating expenses                    484        421      15.0
				     ---------- ----------
Income from operations                      129        115      12.2

Interest expense                             24         27     (11.1)
Equity losses in unconsolidated
 ventures                                    66         57      15.8
Guaranteed minority interest expense         12          -        -
Other income (expense) - net                 (7)         7        -
				     ---------- ----------
Income before income taxes                   20         38     (47.4)
Provision for income taxes                   17         23     (26.1)
				     ---------- ----------
NET INCOME                                    3         15     (80.0)
Preferred dividends                           1          1        -
				     ---------- ----------
EARNINGS AVAILABLE FOR
 COMMON STOCK                                $2        $14     (85.7)
				     =====================

COMBINED STATEMENTS OF OPERATIONS                U S WEST MEDIA GROUP
(UNAUDITED)

					  Quarter Ended
In millions, except                         March 31,           %
per share amounts                        1996       1995     Change
- - ----------------------------------------------- ---------- ----------
Average common shares
 outstanding (#1)                         473.0      468.6       0.9
				     =====================


Earnings per common share                 $  -       $0.03        -
				     =====================


<F1>
#1: Effective November 1, 1995, each share of U S WEST, Inc. common stock was converted into one share each of U S WEST Communications Group common stock and U S WEST Media Group common stock. Earnings per common share for 1995 have been presented on a pro forma basis to reflect the two classes of stock as if they were outstanding since January 1, 1995.
For periods prior to the recapitalization, the average common shares outstanding are assumed to be equal to the average common shares outstanding for U S WEST, Inc.